Exhibit 99.1

B2 Digital Provides Update as B2FS Continues to Pick Up Momentum Following Successful Fall 2022 Events

TAMPA, FL, November 8, 2022 (GLOBE NEWSWIRE) –

B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to provide an update for shareholders as the Company continues to move forward with its business model after a series of productive and exciting B2 Fighting Series (B2FS) Live events.

“The past several months have been busy, and we haven’t communicated as much as we have in the past, but we have been moving forward with our business model, seeing major successes and tremendous live events,” noted Greg P. Bell, Chairman and CEO of B2 Digital. “Our growth and productivity have held up well during this stretch, and our brand continues to grow and grab market share in a rapidly growing marketplace.”

Since August, the Company has hosted a series of top-tier MMA live events, including:

•	B2FS 170 in Novi, MI, was highlighted by Brandon Lewis getting the win over Taylor Moore and earning a shot on UFC Dana White Contender Series.
•	B2 Grappling 1 in Duluth, MN, debuted on Friday, August 5th in Duluth, Georgia with 13 grappling match ups that included 12 brown and black belt competitors. A huge success with a big crowd and PPV numbers.
•	B2FS 171 in Duluth, MN, saw the Grand Prix finale when Robert Hale won the long tournament and was crowned the new B2FS Pro Welterweight Champion with his decision win over Perry Stargel.
•	B2FS 172 in Dubuque, IA, was the first venture into Dubuque, Iowa’s Grand River Center. The pro card saw Michael Roberts and Cjay Hunter pick up big wins. Along with Kory Moegenburg who has since signed a Bellator Contract.
•	B2FS 173 in Gulf Shores, AL: B2FS ventured to the gulf coast in Orange Beach, Alabama for an exciting night that saw 8 fights end in submission or knock out. It was the debut of Uzbekistan fighter, Bahromjon Mashrapov, on American soil as he knocked out top contender Treston Vines in the main event.
•	B2FS 174 in Lake Charles, LA, saw a brutal KO win by pro fighter Aleksey Itunin – the amateur record for “fastest knock out” was broken in the fight. The main event saw Kris Vereen move to 8-0 as a professional. Experts expect him to get the call to the big show anytime.
•	B2FS 175 in Bowling Green, SC, felt like a homecoming ahead of two consevutive weekends in Kentucky. In all, it added up to 14 fights and 2 pro grappling events. UFC Alumni Harry Hunsucker won his grappling match in under 2 minutes. Undefeated pro featherweight prospects Will Baker and Olieng Kalakon headlined the event. Will Baker secured his victory and stayed undefeated. Remember the name Will Baker. You will be seeing him again soon under bright lights.
•	B2FS 176 in Louisville, KY, was a major sell-out event that led to drama as the main event played out to a split decision, with Trent Nott doing just enough to get the nod. It was a contentious night, with three split decisions, leaving fans gasping.
•	B2FS 177 in Dubuque, IA, was one of the biggest night of fights we’ve had to date. 15 MMA fights and 2 pro grappling showcases. A sellout crowd, big PPV numbers and one of the best nights of fights in the company’s history. Angelo Pettis Jr and Abbas Abasov both won their respective pro debuts, and both have a very high ceiling. Decariye Rosby won in stunning fashion in a performance that will surely be up for knockout of the year.

Provisional (subject to revisions) estimates suggest that the Company has pulled in over $211k in revenues over this series of events, with nearly half of that total coming over the past three events.

Bell continued, “With the exception of our July Michigan event, we have seen clear and steady growth from pre-event ticket sales, gate sales, pay-per-view sales, and total event revenues over the past three months. We continue to work toward building a number-one brand in combat sports, and we are confident that B2 Digital is on the right path toward that result. We continue to push toward the vanguard in our marketplace, with over 100 professional and amateur fights occurring in the B2FS Cage at our B2FS Events since August. We feature some of the most exciting up-and-coming talent week-in, week-out. BTDG Live Events continue to operate with our strategic brand positioning and distribution technology and partnerships. In short, our past three months have exceeded expectations, and we are very excited about how we have positioned the company as we move toward 2023.”

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About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com.

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